Exhibit 4.1

Description of the Company’s Capital Stock

The following is a description of the authorized capital stock of Chase Corporation (the “Company”). This summary is qualified by reference to the actual provisions of the Company’s Articles of Organization, as amended (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), copies of which have been filed with the Securities and Exchange Commission, and to the provisions of the Massachusetts statutes described herein.

Common Stock

The Company’s authorized common stock consists of 20,000,000 shares of Common Stock, $0.10 par value per share (the “Common Stock”). The Company’s Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed for trading on the NYSE American under the trading symbol “CCF”.

Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, and do not have cumulative voting rights. Accordingly, shareholders casting a plurality of the votes cast by the shareholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of preferred stock that may be issued in the future.

Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of preferred stock that may be issued in the future. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 100,000 shares of preferred stock, $1.00 par value (“Preferred Stock”), in one or more series. No shares of Preferred Stock are outstanding. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Company’s Board of Directors, which may include among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The rights of the holders of Common Stock would be subject to the rights of holders of any Preferred Stock issued in the future.

Certain Anti-Takeover Provisions of Massachusetts Law and the Charter and Bylaws

Some provisions of Massachusetts law and the Company’s Charter and Bylaws also contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, discouraging or preventing a takeover or change in control of the Company, unless that takeover or change in control is approved by the Board of Directors.

Massachusetts statutory business combination provisions. The Company is subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the person becoming an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction which results in the person becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) when it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) five percent or more of the outstanding voting stock of the corporation. A “business combination” includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder or resulting in an increase in the proportionate share of any class of stock owned by the interested stockholder.

The Company is also subject to Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions.” A control share acquisition occurs when an individual aggregates a number of shares which, when added to shares already owned, would allow the acquiring person to vote any of twenty percent, one third, or fifty percent of the outstanding voting stock of a corporation. Under this statute, shares acquired in this type of transaction, including shares acquired ninety days before or after this type of transaction, would have no voting rights unless a majority of the non-interested stockholders specifically voted to grant the acquiring person voting rights for these shares. Shares owned by officers of the corporation are not permitted to vote at the meeting. The Board of Directors may amend the Company’s Bylaws to exclude the Company from this statute prospectively.

Blank check preferred stock. As noted above, the Company’s Charter allows its Board of Directors to issue shares of Preferred Stock without the further approval of the Company’s shareholders. This is sometimes referred to as “blank check” preferred stock. The effects of such issuance, among other things, could include the dilution in the voting power of the Company’s Common Stock if the Preferred Stock has voting rights and the reduction or restriction of the rights of holders of Common Stock to receive a payment in the event of any liquidation, dissolution or winding up of the Company. While conceivably providing flexibility in connection with possible acquisitions and other corporate purposes, in some circumstances, the issuance of Preferred Stock may render more difficult or expensive or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of the Company’s securities, or the removal of incumbent management. In addition, the Board of Directors could utilize the shares of Preferred Stock in order to adopt a shareholder rights plan, or “poison pill,” which could have the effect of discouraging or delaying a takeover of the Company.

Advance notice provisions for shareholder proposals and shareholder nominations of directors. The Company’s Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely notice of the proposal in writing to the Company’s corporate secretary. For an annual meeting, a shareholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. Different deadlines apply if the meeting is not held within 30 days of the anniversary of the prior annual meeting. For special meetings, a shareholder’s notice generally must be delivered not less than 90 days nor more than 120 days before the date of the meeting (or if fewer than 100 days’ advance notice of the meeting is given, 10 days after notice is given or disclosure is made). Detailed requirements as to the form of the notice and information required in the notice are specified in the Bylaws. A shareholder proposal may also be made in compliance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If it is determined that business was not properly brought before a meeting in accordance with the Company’s Bylaws, such business will not be conducted at the meeting. The Company’s Bylaws may have the effect of precluding the conduct of some business at a shareholders’ meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Limitations on shareholder action without a meeting and the ability of shareholders to call a meeting. Although the Company’s Charter and Bylaws allow shareholders to act by written consent, such written consent must be signed by all shareholders entitled to vote on the matter to be approved. This significantly restricts the ability of the Company’s shareholders to act by written consent and essentially provides that the Company’s shareholders may act only at a duly called shareholders’ meeting. In addition, under the Bylaws, special meetings of shareholders of the Company may be called only by the Company’s president, by the Board of Directors or by one or more shareholders holding at least 25% of the shares of stock entitled to vote on the matter.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC, is the transfer agent and registrar for the Common Stock.

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